EXHIBIT 11

                  Statement Re: Computation of Per Share Earnings




                                                      Three Months Ended
                                                           March, 31
                                                       1999         1998
                                                    _________    _________
Basic:
   Average shares outstanding:                      1,767,064    1,767,064

       Net effect of the assumed
       exercise of stock options-
       based on the treasury stock
       method using average stock prices                    0            0
                                                    _________    _________
               Total                                1,767,064    1,767,064
                          			    =========	 =========
Net income                                           $567,633     $550,774
 						    =========    =========
Net income per share                                    $0.32        $0.31
 						    =========	 =========





Diluted:
   Average shares outstanding:                      1,767,064    1,767,064

       Net effect of the assumed exercise
       of stock options based on the
       treasury stock method using
       average market price or period
       end market price, whichever is higher                0            0
 						    _________    _________
               Total                                1,767,064    1,767,064
 						    =========    =========
Net income                                           $567,633     $550,774
 						    =========    =========
Net income per share                                    $0.32        $0.31
						    =========    =========